EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          Cynthia L. Sanders
                                               Manager of Financial Reporting
                                               Echelon International Corporation
                                               Phone: 727.803.8231
                                               E-mail: csanders@echelonintl.com
                                                     -or-
                                               Lesli R. Williams
                                               Manager of Marketing & Corporate
                                               Communications
                                               Echelon International Corporation
                                               Phone: 727.803.8210
                                               E-mail: lwilliams@echelonintl.com

                    ECHELON INTERNATIONAL CORPORATION ANNOUNCES
                           OPEN-MARKET STOCK BUY BACK

St. Petersburg, Fla. - (October 8, 1998) -- Echelon International Corporation (NYSE: EIN) announced today that its Board of Directors has authorized up to $15 million for the purchase of the Company's outstanding common stock, from time to time in the open market, or in privately negotiated transactions, as market conditions allow.

     Darryl A. LeClair, Echelon's chairman, CEO and president said, "The Board believes that the current market price for the Company's common stock is not reflective of its true value, making this buy-back program an excellent investment to build long-term shareholder value."

     Echelon International Corporation is a real estate company involved in the development, ownership and management of commercial and multifamily residential real estate. The Company also owns and manages a portfolio of aircraft leases along with aircraft and real estate loans. Echelon plans to gradually withdraw from the aircraft and real estate lending business and focus on its core real estate operations.

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